Exhibit 10.7

     This agreement is made and entered into on this 28th day of April 2005 by and between

TELIPHONE INC., a company duly incorporated and existing under the laws of Canada with its registered office at 1080 Beaver Hall, Suite 1555, Montreal, Quebec, CANADA H2Z 1S8; (hereinafter referred to as "TELIPHONE", which shall include all its permitted assigns, successors and persons nominated or appointed by TeliPhone to inter alia deal or supervise the execution of this contract)

                                      and

PODAR INFOTECH LIMITED, company duly incorporated and existing under the Companies Act, 1956 as amended, with its registered office at Podar Chambers, S.
A. Brelvi Road, 4th Floor, Fort, Mumbai - 400 001, INDIA; (hereinafter referred to as "Podar", which shall include all its permitted assigns, successors and persons nominated or appointed by Podar to inter alia deal or supervise the execution of this contract).

"TeliPhone" and "Podar" are individually referred to as "a Party" and collectively referred as "the Parties".

WHEREAS

      1. TeliPhone is in the business of telecommunications with a specialty in Voice over Internet Protocol (VoIP)

      2. Podar poses business and technical skills to develop and market products and services currently available and yet to be developed by TeliPhone.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties execute this Agreement as follows:

DEFINITIONS AND INTEPRETATION:

      1.    The Annex attached thereto constitutes a part of this Agreement.

      2. Words denoting the singular number only shall include the plural number and vice versa. Words denoting the masculine gender only shall include the female or neuter gender and vice versa.

      3. The captions / headings in this Agreement are for convenience only and shall not be used in any way to interpret the provisions of this Agreement.

            4. Product in this agreement means existing as well as upgrades and modernizations:

                  a.    Wireless VoIP handset

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                  b.    VoIP Adapter

                  c.    USB VoIP phone

            Services shall mean VoIP traffic termination, support, etc.

      5. Sales target set for India for Podar is 4000 activations within 12 months of execution of this agreement.

TERRITORY:

TeliPhone hereby grants exclusive marketing and distribution rights for TeliPhone products and services to Podar for India, China, Sri Lanka, Russia and UAE. All enquiries received by TeliPhone from the specified territory shall be redirected to Podar. Podar and TeliPhone may from time to time add territories to this agreement.

TERMS OF AGREEMENT:

      1. This agreement shall be for five (5) years from the date of execution of this agreement; which may be renewed for a further period of five (5) years with mutual consent.

      2. Either party may terminate the agreement any time by providing 6 months written notice of intention to terminate to the other party with legitimate and valid reasoning. Failing which the party will have to duly compensate the other party for all losses financially, as agreed mutually.

PAYMENTS:

      1. All products provided to Podar by or through Teliphone related to the delivery of the Teliphone Product in the territories shall be at the cost which Teliphone pays its supplier(s). Shipping, duties and Product provisioning where applicable are to the account of Podar. The selling price / fee to be charged for the Product can be decided by Podar. The unit price of the Product as charged by TeliPhone is the base cost of the Product and does not include Internet charges and any other charges. Prices of the above devices may alter from time to time or TeliPhone may launch new models altogether.

      2. Monthly Fees: Podar will purchase a US or Canadian phone line which Teliphone will provide unlimited calling to Continental US & Canada. Teliphone will charge a base price of USD 15 + 15% of Podar's gross profit on the sale of this service. At the time of the signing of this contract, Podar intends to sell this service at USD 25, which would result in a base price of USD 15 + USD 0.94 for a total of USD 15.94.

      3. Long Distance: Podar will receive a 25% discount from Teliphone's retail price for termination of calls outside of Teliphone's local calling network. This will be calculated based on the pooled total of all of Podar's lines.

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      4.    Payment terms, Monthly fees:

            a. Online (directly to TeliPhone): In case payment is made online via credit card; TeliPhone will provide Podar a website interface for their subscribers without TeliPhone name wherein payment directly goes to TeliPhone.

            b. Offline (directly to Podar): In case payment is made offline via cheque/Demand Draft or any other means directly to Podar; Podar after deducting applicable taxes will pay TeliPhone share to them.

      5.    Payment terms, Long Distance:

            a. Podar will pre-pay their bank of long distance. Teliphone will provide a web-based interface where Podar will be able to view the amount of money left on their bank based on their customer's usage. They will replenish the bank with their discount as per point 3. above.

      6. All payments between TeliPhone and Podar will be settled monthly on the last working day of the next month.

DUTIES AND OBLIGATIONS OF TELIPHONE

      1. Access to all available TeliPhone products and services for sale to the defined territories.

      2. Access to the TeliPhone technical network including VoIP services from its Montreal server and/or other servers/locations yet to be established.

      3. Voice termination services whether through TeliPhone products or other companies Podar may identify that require voice termination.

      4. Maintenance of a voice and quality of service necessary to maintain customer satisfaction with such quality of service standards to be developed by the parties within one month of the execution of this agreement.

      5.    Technical support between Podar technicians and TeliPhone.

      6. TeliPhone permits Podar the use of TeliPhone logo, brand name and website for promotional activities be it on their website or print media or any other publicity or marketing means.

      7. TeliPhone give Podar right to finalize the price the solution in the specified territory.

      8.    If required, a web-based ecommerce system.

      9. Access to a Podar "back-office" on the TeliPhone web site which will provide Podar with real-time information on its activations and traffic.

      10. Access to all related software necessary for provisioning VoIP telephones or VoIP-related hardware.

      11. Technical training of Podar personnel in the TeliPhone facility in Montreal.

      12. Providing Podar with its experience and knowledge in the area of market development.

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DUTIES AND OBLIGATIONS OF PODAR:

      1.    Meeting sales targets by territory as defined by this agreement.

      2. Developing and implementing a marketing plan for its territories including appropriate sales and distribution channels.

      3.    Local technical and after sales support.

      4.    Purchase of inventory.

      5. Collection of subscription, long distance and other revenue from its subscribers.

      6.    Timely remittance of agreed fees to TeliPhone.

      7.    Meeting all local regulatory requirements by territory.

      8.    Will assist to conduct presentations.

      9. Will assist in liaisoning and coordination with companies in the above mentioned territory.

BOTH PARTIES WILL BE RESPONSIBLE FOR:

      1. Cooperating for technical integration of any non- TeliPhone technology

      2. Working diligently towards the successful development of the objects of this agreement

DISPUTE RESOLUTION & ARBITRATION:

      1. This agreement is governed by, and shall be construed in accordance with the International Laws.

      2. Should any dispute arise out of or in connection with this agreement, both the parties shall work in good faith to try to resolve the dispute within fifteen (15) days from the date a party first gives notice that a dispute has occurred.

      3. If the contact persons fail to reach to an understanding on the dispute within fifteen (15) days, the dispute shall be referred to more senior persons with in the respective companies who shall try to resolve the dispute within a further thirty (30) day period. If no resolution is found then TeliPhone and/or Podar singly or jointly as the case may be is entitled to commence the arbitration proceedings.

      4. In case the matter cannot be settled amicably, the matter will be referred to the London Court of International Arbitration or any similar reputed organization in United Kingdom and its decision will be binding on both the parties.

FORCE MAJEURE:

Neither Party shall be liable for failure to perform in whole or in material part, its obligations under this Agreement if such failure is caused by any event not reasonably within the control of the affected Party, including without limitation, by fire, flood typhoon, earthquake, explosion, strikes labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared) acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Authorities, riots, insurrections, or any other cause beyond the control of the Parties. The affected Party shall resume performance as soon as practicable after the event of Force Majeure has ceased.

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SUCCESSORS AND ASSIGNS:

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their legal representatives, successors and assigns and no third party may claim any right under the same.

NOTICES:

Any notice to be served by either Party upon the other must be in English language and shall be deemed to have been duly given and received one business day after delivery by facsimile transmission with acknowledgement of transmission receipt or by overnight courier service or two business days after date of mailing by pre-paid registered mail or seven business days after date of mailing by pre-paid registered air-mail at the addresses written below or as amended by written notice from the respective Party.

TeliPhone                       Podar

1080 Beaver Hall                Podar Infotech Limited
Suite 1555                      Podar Chambers, S. A. Brelvi Road,
Montreal, Quebec                4th Floor, Fort,
Canada H2Z 1S8                  Mumbai - 400 001
                                India

Attn: Mr. George Metrakos       Attn: Mr. Yash Mehrotra
Title: President                Title: Dy. Managing
Tel: (514) 313-6010             Director
Fax: (514)                      Tel: (022) 22664070
Email: gmetrakos@teliphone.ca   Fax: (022) 22663845
                                Email: yash@podarenterprise.com

AMENDMENTS:

No amendment to this agreement shall be valid or binding unless set forth in writing and duly executed by both TeliPhone and Podar.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and year first above written.

                TeliPhone                                 Podar

          Mr. George Metrakos                      Mr. Yash Mehrotra
               President                         Dy. Managing Director